EXHIBIT 11.1

                     NOODLE KIDOODLE INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                                              FISCAL YEARS ENDED
                                                         -------------------------------------------------------------
                                                         FEB. 2, 1991    FEB. 1, 1992    JAN. 30, 1993   JAN. 29, 1994
                                                          (52 WEEKS)      (52 WEEKS)      (52 WEEKS)      (52 WEEKS)
                                                         -------------   -------------   -------------   -------------
  a)  Net income (loss)................................  $ (14,601,598)   $ 3,665,196     $ 1,801,120     $   709,487

  b)  Weighted average number of shares of common stock
      outstanding during period........................      5,948,975      5,540,212       5,574,547       5,338,012

      Income (loss) per share (a/b)....................  $       (2.45)   $       .66     $       .32     $       .13

  c)  Incremental shares based on the treasury stock
       method for stock options, using the average
      market price.....................................         59,585          1,427          94,082          59,673

  d)  Incremental shares based on the treasury stock
       method for stock options, using the ending
      market price.....................................         71,088         28,047          94,082          82,310

      Income (loss) per common and common equivalent
       shares (primary) (a/(b+c))......................  $       (2.43)   $       .66     $       .32     $       .13

      Income (loss) per common and common equivalent
       shares assuming full dilution (a/(b+d)).........  $       (2.43)   $       .66     $       .32     $       .13

                       THIRTY-NINE WEEKS ENDED
                      --------------------------
      JAN. 28, 1995   OCTOBER 29,   OCTOBER 28,
       (52 WEEKS)        1994           1995
      -------------   -----------   ------------
  a)   $ (3,394,364)  $(3,797,000)  $(14,927,731)
  b)
          5,220,222     5,206,615      5,301,702
       $       (.65)  $      (.73)  $      (2.82)
  c)

            141,219       175,308        156,355
  d)

            153,036       177,153        192,133

       $       (.63)  $      (.71)  $      (2.73)

       $       (.63)  $      (.71)  $      (2.72)


NOTE: The inclusion of common stock equivalents were antidilutive in fiscal 1995 and 1991 and for the thirty-nine week periods ended October 1995 and October 1994 and had no significant dilutive effect in all other years presented and therefore were not utilized in the above computation of income (loss) per share.